UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

Knowles Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36102	90-1002689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1511 Maplewood Drive, Itasca, IL
(Address of Principal Executive Offices)

60143
(Zip Code)
Registrant's telephone number, including area code: (630) 250-5100
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	KN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2025, the Board of Directors (the "Board") of Knowles Corporation (the "Company") and the Compensation Committee (the "Committee") of the Board granted a special equity award of performance share units ("PSUs") to the Company's Chief Executive Officer, Jeffrey S. Niew, pursuant to the Company's 2018 Equity and Cash Incentive Plan (the "Plan"). The PSU award was designed following analysis conducted by the Committee's independent compensation consultant under the Committee's direction. The PSUs are subject to both time- and performance-based vesting requirements and are designed to support the achievement of the Company's strategic plans.

The PSUs are eligible to vest based on the achievement of a minimum non-GAAP diluted earnings per share ("Adjusted EPS") amount and specified revenue goals, as described below. The target number of PSUs is 81,788, representing a grant date fair value of $1.5 million. Achievement could range from 0% to 400% of the target number of PSUs. Each PSU granted represents the right to receive one share of common stock based on target performance, but the ultimate number of shares of common stock will be determined as of the completion of the Performance Period (as defined below).

The initial performance period (the "Initial Performance Period") is the three year period beginning on January 1, 2025 and ending on December 31, 2027. If no PSUs are earned during the Initial Performance Period, an extended performance period (the "Extended Performance Period," and together with the Initial Performance Period, the "Performance Period") will apply. The Extended Performance Period shall continue for successive calendar quarters for up to eight quarters in total. Any payout amount shall be reduced by ten percent for each quarter that has elapsed during the Extended Performance Period.

Mr. Niew will receive 100% of the target shares if, at the end of the Performance Period: (i) the Company's Adjusted EPS is $1.50, and (ii) the Company's revenue is $800 million. The percentage payout increases to 200% if the Company's revenue is at least $1 billion, with a straight-line interpolation determining the payout between the target and maximum revenue goals. In the event the Company acquires another company (the "Target Company") during the Performance Period, 50% of the Target Company's revenue, as determined at the time of the acquisition, will be added to the revenue goals, with all future revenue of the Target Company being counted toward the achievement of the revenue goals. In addition, a multiplier of up to 2.0 will be applied to any payout earned if the Company's Adjusted EPS is at least $2.00, with a straight-line interpolation determining the multiplier between the target and the maximum multiplier. In no event will the payout exceed 400% of the target PSU amount.

If the performance metrics set forth above are satisfied at or above target level as of December 31, 2026, Mr. Niew will earn the percentage payout for the achieved revenue goals as adjusted by the Adjusted EPS multiplier (the "Interim Earned PSUs"). Mr. Niew may earn additional PSUs based on performance during the remainder of the Initial Performance Period, but will not earn any fewer than the number of Interim Earned PSUs (even if the performance as measured at the end of the Initial Performance Period would result in a lower number of PSUs being earned).

In the event of a Change of Control, Mr. Niew will receive 90% of the target shares if, as of the month prior to the closing of the Change of Control: (i) the Company's Adjusted EPS is $1.35 (the "CIC Adjusted EPS Threshold"), and (ii) the Company's revenue for the trailing 12-month period is 90% of the target revenue value (the "CIC Revenue Threshold"). Percentage payout upon satisfaction of the CIC Revenue Threshold is determined with a straight-line interpolation between the CIC Revenue Threshold and the revenue goals set forth above, and the Adjusted EPS multiplier will be determined using a straight-line interpolation between 0.9 (if the Adjusted EPS is at the CIC Adjusted EPS Threshold) and 2.0 (the maximum Adjusted EPS multiplier). If applicable, Mr. Niew shall receive the greater of (y) any Interim Earned PSUs, or (z) any payout calculated in connection with a Change of Control.

If, prior to the end of the Performance Period, Mr. Niew's employment terminates for any reason or Mr. Niew ceases to hold his position as Chief Executive Officer of the Company, the PSU award shall automatically terminate and all PSUs will be forfeited.

The description of the PSU award described above is qualified by reference to the terms and conditions of the Plan and of the PSU award agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:
Exhibit Number
10.1	Special Performance Award Agreement, dated February 18, 2025, between Knowles Corporation and Jeffrey Niew
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOWLES CORPORATION

Date: February 24, 2025	By: /s/ Robert J. Perna
Robert J. Perna
Senior Vice President, General Counsel & Secretary